Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated October 27, 2014 on the August 31, 2014 financial statements of Guggenheim BRIC ETF, Guggenheim Defensive Equity ETF, Guggenheim Insider Sentiment ETF, Guggenheim Mid-Cap Core ETF, Guggenheim Multi-Asset Income ETF, Guggenheim Raymond James SB-1 Equity ETF, Guggenheim Spin-Off ETF, Wilshire Micro-Cap ETF and Wilshire US REIT ETF in Post-Effective Amendment No. 344 to the Registration Statement (Form N-1A No. 333-134551) and related Prospectus and Statement of Additional Information of Claymore Exchange-Traded Fund Trust.

/s/ Ernst & Young LLP

Chicago, Illinois
December 29, 2014